Exhibit 10.4

May 22, 2014

Joe Guido

Dear Joe,

In light of your efforts in guiding Hansen Medical, Inc. (the “Company”) towards securing a distributor relationship with Adachi Co., Ltd. in Japan (“Adachi”), I am happy to inform you of the Company’s intent to reward you with a commission opportunity for this transaction. Upon the signing of a distribution agreement with Adachi on or before December 31, 2014, the Company shall pay you a cash amount equal to 3.5% of the initial purchase revenue booked by the Company in connection with the signing of the distribution agreement. To earn any payment provided for in this letter (i) you must be employed on the payment date, which date shall be no later than ninety (90) days following the signing of the distribution agreement and (ii) the payment set forth in this letter must be approved by the Compensation Committee of the Company’s Board of Directors. We appreciate your efforts on behalf of the Company and look forward to working with you for a productive and successful transaction.

Kind regards,

By:	/s/ Christopher P. Lowe
Christopher P. Lowe

Interim Chief Executive Officer
Hansen Medical, Inc.
800 East Middlefield Road
Mountain View, CA 94043

Acknowledged and Agreed:

By:	/s/ Joe Guido
Joe Guido

800 East Middlefield Road • Mountain View, California 94043 • T 650.404.5800

www.hansenmedical.com